EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Exide Technologies To Participate
in Deutsche Bank High-Yield Conference on October 6

Lawrenceville, N.J. – October 4, 2004 — Exide Technologies (NASDAQ: XIDE), a global leader in stored electrical energy solutions, today announced that President and CEO Craig H. Muhlhauser will participate in the Deutsche Bank High-Yield Conference in Scottsdale, Arizona, on Wednesday, October 6, at 1:30 PM MST (4:30 PM EDT).

Mr. Muhlhauser’s presentation also will be available via a webcast using the following Internet link:
http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=XIDE&item_id=950882

For individuals unable to listen to Mr. Muhlhauser’s live presentation, a replay will be available at approximately 6:00 PM EDT on October 6 until midnight October 20.

The webcast of the presentation can also be accessed via www.exide.com and will be available for two weeks. RealPlayer or Windows Media Player will be required in order to access the webcast.

About Exide Technologies

Exide Technologies, with operations in 89 countries and fiscal 2004 net sales of approximately $2.5 billion, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s two global business groups – industrial energy and transportation – provide a comprehensive range of stored electrical energy products and services for industrial

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and transportation applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, fuel-cell load leveling, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles. Further information about Exide, including its financial results, is available at www.exide.com.

Forward-looking Statements

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Investor Contact
Chuck Burgess
The Abernathy MacGregor Group, Inc.
212-371-5999
clb@abmac.com

Media Contact
Alan Chapple
Exide Technologies
678-566-9514
alan.chapple@exide.com